 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bausch + Lomb Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Bausch + Lomb Corporation

Amendment to Definitive Proxy Statement Relating to

the 2025 Annual Meeting of Shareholders

to be Held on May 21, 2025

EXPLANATORY NOTE

This proxy statement amendment (this “Amendment”) updates and amends the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 10, 2025 by Bausch + Lomb Corporation (the “Company,” “B+L,” “we” or “our”) regarding the 2025 Annual Meeting of Shareholders (the “Meeting”) to be held on May 21, 2025 at 10:30 a.m. Eastern Daylight Time in an exclusively virtual format at www.virtualshareholdermeeting.com/BLCO2025.

Except as updated by this Amendment, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Meeting. This Amendment, the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report are available at our website at www.bausch.com (under the tab “Investors” and under the subtab “SEC Filings”) or on SEDAR+ at www.sedarplus.ca or through the SEC’s electronic data system, EDGAR, at www.sec.gov. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “Questions About Voting—How do I vote?,” “—How do I appoint a proxyholder?” and “—If I change my mind, can I revoke my proxy once I have given it?” for more information. In connection with this Amendment, the Company is waiving the proxy deadline.

The primary purpose of this Amendment is to update the section of the Proxy Statement with the following information, which was separately disclosed on a Form 8-K filed by the Company on the date hereof:

On May 19, 2025, Bausch Health Companies Inc. (“BHC”), the majority shareholder of the Company, entered into respective letter agreements (the “Letter Agreements” and each a “Letter Agreement”) with each of (i) Carl Icahn and the other members of the Icahn Group (as such term is defined in the B+L DANA (as defined below)), (ii) John Paulson and his affiliates (the “Paulson Group”) and (iii) Sarah Kavanagh and her affiliates (the “Kavanagh Group”, and each of the Icahn Group, the Paulson Group and the Kavanagh Group, a “Group”), as overlapping directors on the Board of Directors of the Company (the “B+L Board”) and the Board of Directors of BHC (the “BHC Board”), pursuant to which, each of the Groups, respectively, have agreed that, if such Group engages in a “Specified Action” then such Group shall immediately tender their resignations from the BHC Board and the B+L Board, and (ii) in respect of the Icahn Group Letter Agreement, the Icahn Group shall irrevocably waive its rights under specified provisions of the Amended and Restated Director Appointment and Nomination Agreement dated June 21, 2022 between B+L and certain members of the Icahn Group (the “B+L DANA”), including the right to designate a Replacement Designee (as such term is defined in the B+L DANA). In addition, under each Letter Agreement, respectively, so long as no member of such Group has engaged in a Specified Action, BHC has agreed, among other things, if such person or member of such Group (each a “Group Designee”) is named as a management nominee for election to the B+L Board at any meeting of shareholders of B+L, then BHC shall vote (or cause to be voted) all voting securities of B+L owned or controlled by BHC for each such Group Designee.

“Specified Actions” include any of the following: (i) instigating or supporting any proxy contest against BHC regarding any matter; (ii) presenting (or requesting to present) at any meeting of BHC’s shareholders any proposal for consideration for action by shareholders or engaging in any solicitation of proxies or consents; (iii) granting any proxy, consent or other authority to vote with respect to any matters or depositing any voting securities in a voting trust or subjecting them to a voting agreement (subject to certain exceptions); (iv) seeking, or encouraging any person, to submit nominations in furtherance of a contested solicitation for the election or removal of directors of BHC; or (v) acquiring, offering or proposing to acquire any voting securities or rights to acquire any voting securities that would result in the Icahn Group beneficially owning more than 19.99% of then outstanding common shares of BHC (subject to certain exceptions).

The Company is not a party to any of the Letter Agreements. The foregoing description of the Letter Agreements is qualified in its entirety by reference to BHC’s Current Report on Form 8-K dated May 21, 2025 (the “BHC Form 8-K”), a copy of which was filed on May 21, 2025 under BHC’s profiles with the U.S. Securities and Exchange Commission on its website at www.sec.gov and on SEDAR+ at www.sedarplus.ca.